FICO Announces Earnings for Third Quarter Fiscal 2013

Revenue of $184 million vs. $160 million in prior year

Earnings per Share of $0.54, including noncash tax charge of $0.07 per share

SAN JOSE, Calif., July 30, 2013 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced financial results for its third fiscal quarter ended June 30, 2013.

Third Quarter Fiscal 2013 GAAP Results
Net income for the quarter totaled $19.6 million, or $0.54 per share, versus $20.7 million, or $0.59 per share, reported in the prior year period. The current quarter earnings include a noncash tax charge of $2.5 million, or $0.07 per share, associated with establishing a valuation allowance related to a deferred tax asset. This valuation allowance was required due to recent tax law changes in a state in which the company conducts operations.

Third Quarter Fiscal 2013 Non-GAAP Results
Non-GAAP net income for the quarter was $29.3 million vs. $25.8 million in the prior year period. Non-GAAP EPS for the quarter was $0.80 vs. $0.73 in the prior year period. Free cash flow for the quarter was $27.2 million vs. $16.0 million in the prior year period. The non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2013 GAAP Revenue
The company reported revenues of $183.8 million for the quarter as compared to $160.5 million reported in the prior year period, an increase of 15%.

"We saw continued strength in our Scores and Tools segments this quarter, fortifying the confidence we have in our overall strategic direction," said Will Lansing, chief executive officer. "Recurring revenues from our Applications segment were strong again this quarter, though we did experience some disappointing delays in applications license sales to North American banks. All in all, we remain confident about our prospects, and focused on executing against our plan."

Revenues for the third quarter fiscal 2013 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured Decision Management applications and associated professional services, were $115.0 million in the third quarter compared to $98.3 million in the prior year quarter, an increase of 17%. This was due to revenue associated with the acquisitions of Adeptra, Ltd. and CR Software.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $47.2 million in the third quarter compared to $41.9 million in the prior year quarter, an increase of 12%.  The B2B revenue increased 10% and the B2C revenue increased 21% from the prior year quarter.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $21.6 million in the third quarter compared to $20.2 million in the prior year quarter, an increase of 7%, primarily due to increased revenue from professional services.

Outlook
The company is updating the previously issued guidance for fiscal 2013 to include the impact of the noncash tax adjustment recorded in the current quarter and potential continued delays in license revenue, as follows:

	New Fiscal 2013 Guidance	Previous Fiscal 2013 Guidance
Revenue	$755 million - $765 million	$760 million - $770 million
GAAP Net Income (a)	$94-$97 million	$100 million
GAAP Earnings Per Share (a)	$2.61-$2.70	$2.80
Non-GAAP Net Income	$125-$128 million	$128 million
Non-GAAP Earnings Per Share	$3.48-3.57	$3.60

(a) GAAP net income and earnings per share include the impact of the tax valuation allowance of $2.5 million, or $0.07 per share. The new guidance reflects an annual diluted share count of approximately 36.0 million shares.

The non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results".

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2013 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through August 30, 2013.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2012 and Form 10-Q for the quarter ended March 31, 2013. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

-Financial tables follow-

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2013 and September 30, 2012
(In thousands)
(Unaudited)

	June 30,	September 30,
	2013	2012
ASSETS:
Current assets:
Cash and cash equivalents	$ 93,019	$ 71,609
Marketable securities	-	22,008
Accounts receivable, net	132,717	142,595
Prepaid expenses and other current assets	21,026	23,113
Total current assets	246,762	259,325

Marketable securities and investments	17,817	16,500
Property and equipment, net	47,140	41,080
Goodwill and intangible assets, net	824,960	809,803
Other assets	27,464	31,903
	$ 1,164,143	$ 1,158,611

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 54,779	$ 62,603
Accrued compensation and employee benefits	37,944	50,043
Deferred revenue	50,522	47,959
Current maturities on long-term debt	38,000	49,000
Total current liabilities	181,245	209,605

Senior notes	447,000	455,000
Other liabilities	20,661	19,600
Total liabilities	648,906	684,205

Stockholders' equity	515,237	474,406
	$ 1,164,143	$ 1,158,611

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended June 30, 2013 and 2012
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Transactional and maintenance	$ 129,422	$ 113,708	$ 385,759	$ 342,734
Professional services	32,306	31,993	98,752	91,147
License	22,044	14,777	68,606	56,467
Total revenues	183,772	160,478	553,117	490,348

Operating expenses:
Cost of revenues	57,655	47,832	172,659	142,620
Research & development	18,570	14,890	49,143	41,925
Selling, general and administrative	68,665	59,123	205,968	173,482
Amortization of intangible assets	3,477	1,465	10,453	4,885
Restructuring and acquisition-related	197	-	3,486	-
	148,564	123,310	441,709	362,912
Operating income	35,208	37,168	111,408	127,436
Other expense, net	(6,587)	(6,914)	(22,357)	(23,873)
Income from operations before income taxes	28,621	30,254	89,051	103,563
Provision for income taxes	8,999	9,505	27,513	32,805
Net income	$ 19,622	$ 20,749	$ 61,538	$ 70,758

Basic earnings per share:	0.55	0.61	1.74	2.01
Diluted earnings per share:	0.54	0.59	1.69	1.95

Shares used in computing earnings per share:
Basic	35,499	34,004	35,400	35,126
Diluted	36,385	35,293	36,340	36,247

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$ 61,538	$ 70,758
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	25,160	14,555
Share-based compensation	18,897	15,466
Changes in operating assets and liabilities	2,230	7,985
Other, net	(7,648)	(2,356)
Net cash provided by operating activities	100,177	106,408

Cash flows from investing activities:
Purchases of property and equipment	(20,435)	(19,616)
Net activity from marketable securities	22,000	73,592
Cash paid for acquisitions, net of cash acquired	(32,874)	(18,192)
Other, net	50	(149)
Net cash proivded by (used in) investing activities	(31,259)	35,635

Cash flows from financing activities:
Proceeds from revolving line of credit	30,000	-
Payment on Senior Notes	(49,000)	(8,000)
Proceeds from issuances of common stock	23,790	39,609
Repurchases of common stock	(47,811)	(191,056)
Other, net	(726)	2,291
Net cash provided by (used in) financing activities	(43,747)	(157,156)

Effect of exchange rate changes on cash	(3,761)	(1,958)

Increase in cash and cash equivalents	21,410	(17,071)
Cash and cash equivalents, beginning of period	71,609	135,752
Cash and cash equivalents, end of period	$ 93,019	$ 118,681

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters and Nine Months Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Applications revenues:
Transactional and maintenance	$ 75,537	$ 64,729	$ 231,174	$ 192,524
Professional services	26,230	27,109	79,704	77,192
License	13,216	6,484	46,027	34,956
Total applications revenues	$ 114,983	$ 98,322	$ 356,905	$ 304,672

Scores revenues:
Transactional and maintenance	$ 45,915	$ 41,394	$ 130,558	$ 127,227
Professional services	806	500	3,333	1,309
License	431	26	770	351
Total scores revenues	$ 47,152	$ 41,920	$ 134,661	$ 128,887

Tools revenues:
Transactional and maintenance	$ 7,970	$ 7,585	$ 24,027	$ 22,983
Professional services	5,270	4,384	15,715	12,646
License	8,397	8,267	21,809	21,160
Total tools revenues	$ 21,637	$ 20,236	$ 61,551	$ 56,789

Total revenues:
Transactional and maintenance	$ 129,422	$ 113,708	$ 385,759	$ 342,734
Professional services	32,306	31,993	98,752	91,147
License	22,044	14,777	68,606	56,467
Total revenues	$ 183,772	$ 160,478	$ 553,117	$ 490,348

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
For the Quarters and Nine Months Ended June 30, 2013 and 2012
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

GAAP net income	$ 19,622	$ 20,749	$ 61,538	$ 70,758
Amortization of intangible assets (net of tax)	2,413	971	7,145	3,264
Restructuring and acquisition-related (net of tax)	137	-	2,346	-
Stock-based compensation expense (net of tax)	4,615	4,030	12,921	10,312
Adjustment to tax valuation allowance	2,474	-	2,474	-
Non-GAAP net income	$ 29,261	$ 25,750	$ 86,424	$ 84,334

GAAP diluted earnings per share	$ 0.54	$ 0.59	$ 1.69	$ 1.95
Amortization of intangible assets (net of tax)	0.06	0.03	0.20	0.09
Restructuring and acquisition-related (net of tax)	0.00	-	0.06	-
Stock-based compensation expense (net of tax)	0.13	0.11	0.36	0.29
Adjustment to tax valuation allowance	0.07	-	0.07	-
Non-GAAP diluted earnings per share	$ 0.80	$ 0.73	$ 2.38	$ 2.33

Free cash flow
Net cash provided by operating activities	$ 31,224	$ 22,932	$ 100,177	$ 106,408
Capital expenditures	(3,312)	(6,252)	(20,434)	(19,616)
Dividends paid	(706)	(685)	(2,123)	(2,112)
Free cash flow	$ 27,206	$ 15,995	$ 77,620	$ 84,680

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts, Steve Weber, (800) 213-5542, investor@fico.com, or Media, Steve Astle, (415) 446-6204, stephenastle@fico.com